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                                                                    Exhibit 99.1

                  [The Houston Exploration Company Letterhead]
                        1100 Louisiana Street, Suite 2000
                              Houston, Texas 77002


               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

April 4, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, The Houston Exploration Company has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the audit of the statements of net assets available for benefits of The Houston Exploration Company 401(k) Plan & Trust as of December 31, 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2000 were subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audits, and availability of national office consultation. The availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audits is not relevant.


Very truly yours,

The Houston Exploration Company


/s/ James F. Westmoreland
-------------------------
James F. Westmoreland
Vice President, Secretary and Chief Accounting Officer

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